Note: Certain identified information (marked with [^^^]) has been excluded from this exhibit because it is both not material and is the type that the Federal Home Loan Bank of Boston treats as private or confidential.

FEDERAL HOME LOAN BANK OF BOSTON

2023 EXECUTIVE INCENTIVE PLAN

Purpose:

The Federal Home Loan Bank of Boston (Bank) has established an Executive Incentive Plan (EIP) to:

•promote achievement of the Bank’s financial plan and strategic objectives as spelled out in the 2023 Strategic Business Plan;
•provide a total rewards package that is competitive with other financial institutions in the employment markets in which the Bank competes, including other Federal Home Loan Banks; and
•facilitate the retention and commitment of those in key leadership roles.

Guiding Principles:

The 2023 EIP is intended to:

•Reflect a reasonable assessment of the Bank’s financial situation and prospects while rewarding achievement of the Bank’s financial plan and strategic objectives as spelled out in the Bank’s 2023 Strategic Business Plan.
•Reinforce and reward the Bank’s commitment to conservative, prudent, sound risk management practices and preservation of the par value of the Bank’s capital stock.
•Tie a significant percentage of incentive awards to the long-term financial condition and performance of the Bank.
•Recognize the importance of individual performance through metrics linked to the Bank’s strategic goals and/or objectives of the participant’s principal functions and independent of the areas that they monitor.

Incentive Goals for Participants Outside Enterprise Risk Management:

The incentive goals for all participants, with the exception of those participants in Enterprise Risk Management, are summarized in the following table with more detail in Appendix A. Levels of achievement for the Core Return on Equity goal have been rounded. Year-end results will be rounded for award calculations.

Goal	Weight	Threshold	Target	Excess
Core Return on Equity, subject to risk limits	30%	5.04%, as adjusted for interest rates[1]	6.29%, as adjusted for interest rates[1]	7.55%, as adjusted for interest rates[1]
Insurance Member Advances Utilization (Sum of member utilizations of defined advances categories)	15%	73	86	99
Depository Member Product Utilization (Sum of member utilizations of key product categories)	15%	379	421	463
Operational Investment	10%	2023 Operating and Capital Expenses do not exceed the 2023 Operating and Capital Expense Budget approved by the board of directors.	Threshold, plus complete one of two defined major project milestones.[2]	Threshold, plus complete two defined major project milestones[2].
Diversity, Equity & Inclusion	10%		Plan participants must have an approved and documented experience or business result in either the internal or external dimension of the Bank’s DE&I strategic plan by 12/15/23
Housing Mission Goal
(a) Program implementation	10%	Launch Special Purpose Credit Program for people of color by 9/1/23	Threshold, and disburse 95% or more of allocated funds to Jobs for New England and Housing Our Workforce programs by 12/31/23	Target, and deliver a written strategy recommendation concerning the future of the Bank’s platform for managing housing mission programs

(b) Stakeholder outreach	5%	4 State meetings	5 State meetings and 2 joint HCI and Member Services meetings	6 State meetings and 4 joint HCI and Member Services meetings
(c) Staff awareness and engagement	5%	Conduct 2 training sessions on the Bank’s affordable housing & community development programs	Conduct 3 training sessions on the Bank’s affordable housing & community development programs	Conduct 3 training sessions on the Bank’s affordable housing & community development programs and 80% of Bank staff attend at least one session

1     Each of the performance levels will be adjusted up/(down) by 0.6 basis point for every basis point by which the average daily federal funds rate is greater than/ (less than) the 4.87% rate assumed in the 2023 Rebaseline Forecast.
2 Milestone 1: Complete deployment of geographic redundancy for the Bank’s scalable computing infrastructure.
Milestone 2: Complete upgrade of online banking platform with added feature of 24 x 7 access for reporting features.

Incentive Goals for Participants from Enterprise Risk Management:

Incentive goals for Enterprise Risk Management participants in Tiers I, II and III are summarized in the following table with more detail in Appendix A. Year-end results will be rounded for award calculations.

Goal	Weight		Threshold	Target	Excess
	Tier I	Tiers II & III
Bank wide ERM initiatives	25%	30%	As documented in Appendix A	As documented in Appendix A	As documented in Appendix A
Core Return on Equity, subject to risk limits	20%	25%	5.04%, as adjusted for interest rates[1]	6.29%, as adjusted for interest rates[1]	7.55%, as adjusted for interest rates[1]
Clearance of the [^^^] carryover 2021 findings and the 2022 Safety & Soundness Report of Examination Matters Requiring Attention (MRAs) and recommendations	10%	10%	Clear [^^^] of [^^^] findings	Clear all findings	Target plus receive an upgrade in [^^^] CAMELSO component
Diversity, Equity & Inclusion	10%	10%		Plan participants must have an approved and documented experience or business result in either the internal or external dimension of the Bank’s DE&I strategic plan by 12/15/23

Operational Investment	5%	5%	2023 Operating and Capital Expenses do not exceed the 2023 Operating and Capital Expense Budget approved by the board of directors.	Threshold, plus complete one of two defined major project milestones.[2]	Threshold, plus complete two defined major project milestones.[2]
Insurance Member Advances Utilization (Sum of member utilizations of defined advances categories)	5%	0%	73	86	99
Depository Member Product Utilization (Sum of member utilizations of key product categories)	5%	0%	379	421	463
Housing Mission Goal
(a) Program implementation	10%	10%	Launch Special Purpose Credit Program for people of color by 9/1/23	Threshold, and disburse 95% or more of allocated funds to Jobs for New England and Housing Our Workforce programs by 12/31/23	Target, deliver a written strategy recommendation concerning the future of the Bank’s platform for managing housing mission programs
(b) Stakeholder outreach	5%	5%	4 State meetings	5 State meetings and 2 joint HCI and Member Services meetings	6 State meetings and 4 joint HCI and Member Services meetings
(c) Staff awareness and engagement	5%	5%	Conduct 2 training sessions on the Bank’s affordable housing & community development programs	Conduct 3 training sessions on the Bank’s affordable housing & community development programs	Conduct 3 training sessions on the Bank’s affordable housing & community development programs and 80% of Bank staff attend at least one session

1     Each of the performance levels will be adjusted up/(down) by 0.6 basis point for every basis point by which the average daily federal funds rate is greater than/(less than) the 4.87% rate assumed in the 2023 Rebaseline Forecast.
2 Milestone 1: Complete deployment of geographic redundancy for the Bank’s scalable computing infrastructure.
Milestone 2: Complete upgrade of online banking platform with added feature of 24 x 7 access for reporting features.

Incentive Opportunity:

Eligible participants will be assigned an incentive award opportunity that is expressed as a percentage of the incumbent’s 2023 base salary at year-end, as illustrated in the chart below.

	Incentive Opportunity as a Percent of Base Salary[3]
	Threshold	Target	Excess
President	50.00%	75.00%	100.00%
COO & CFO	36.00%	60.00%	84.00%
Tier I	30.00%	50.00%	70.00%
Tier II	17.50%	35.00%	52.50%
Tier III	12.50%	25.00%	37.50%

Goal achievement and individual awards for the above goals will be calculated at the conclusion of 2023 based on results as of December 31, 2023. Awards will be calculated based on interpolation of results for all goals except for the Housing Mission Goal and the DE&I goal. No award will be paid for performance less than threshold for any given goal. No incremental award will be paid for results above excess for any given goal.

The President, COO & CFO, and participants in Tier I will be eligible to receive fifty (50) percent of such award in a cash payment, participants in Tier II will be eligible to receive sixty (60) percent of such award in a cash payment. The remaining portion will be treated as a deferred award. Except as otherwise described under EIP Administration, the participant must be employed by the Bank on December 31, 2023 in order to receive the cash portion of an award.

The performance metrics in this EIP require substantial time and effort to compile and verify, culminating in the final approval of the board of directors and the review of the Federal Housing Finance Agency (FHFA), if required. The cash portion of the award will be deemed earned upon conclusion of this process and paid shortly thereafter, but no later than March 15.

Payment of the deferred award will be made in March 2026, subject to the criteria noted below.

Deferred Portion of Award Payable after Year-End 2025 (excludes Tier III participants):

The EIP is intended to align participants’ compensation not only with the immediate plan year, but also the longer-term financial health and stability of the Bank. Participants are expected to maintain ongoing vigilance with respect to business results achieved in 2023 and to actively participate in any reconciliation or remediation of those 2023 results as may be warranted. As such, each earned award under the EIP includes a portion equal to the deferred portion of the 2023 award multiplied by the following multiplier: (1+ the greater of (A) the rate of Consumer Price Index inflation between

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3 Maximum incentive payable in March of any year equals 100% of the plan year base salary.

December 2023 and December 2025, or (B) the compounded cumulative return on a 2-year Treasury note issued at the last auction of 2023 over 2 years.)4 In order to ensure that recipients of deferred awards receive a minimum 1 percent return on the deferred amount, the multiplier will be subject to a floor of 1.01.

In addition, to ensure continuing alignment between the Bank’s longer-term financial health and stability, the following conditions must be satisfied for participants to receive the deferred award:

•The participant is in employment with the Bank on December 31, 2025, or otherwise meets employment-related requirements described below in EIP Administration, and
•Depending on the role of the plan participant, and subject to the discretion of the board of directors, or the President & CEO, the deferred award calculated above may be reduced (but not to a number that is less than zero) for all participants or for an individual participant, as applicable, if, during calendar years 2024 and/or 2025, any of the following occur such that if it had occurred prior to the year-end 2023 calculations, it would have negatively impacted the goal results and reduced the associated payout calculation:
ooperational errors or omissions resulting in material revisions to (A) the 2023 financial results, (B) information submitted to FHFA supporting the goal results or payout calculation, or (C) other data used to determine the combined award at year-end 2023;
osubmission of significant information to the SEC, Office of Finance and/or FHFA materially beyond any deadline or applicable grace period, other than late submissions that are caused by acts of God or other events beyond the reasonable control of the participants; or
ofailure by the Bank to make sufficient progress, as determined by the FHFA, in the timely remediation of examination and other supervisory findings relevant to the goal results or payout calculation.
•Depending on the role of the plan participant, all deferred award payouts shall be subject to the final approval of the board of directors, or the President & CEO, and review and non-objection by the FHFA (to the extent required by FHFA).

Eligible Participants:

The Executive Incentive Plan is intended to be an integral component of the Bank’s Total Reward Philosophy. Management Committee members are eligible to participate in the 2023 Executive Incentive Plan, at participation tier levels, and subject to any limitations on participation, as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

Other members of senior management or highly compensated employees may also be eligible for participation in the 2023 Executive Incentive Plan. For these plan participants, the President and CEO will approve participation, tier levels and any award paid. Any such participation shall be subject to any limitations as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

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4 The CPI inflation rate will be calculated using the Consumer Price Index for all Urban Consumers: All Items, Monthly, Seasonally Adjusted (CPIAUCSL) or equivalent as (CPI at December 2025 – CPI at December 2023) / CPI at December 2023. (https://fred.stlouisfed.org/series/CPIAUCSL) The compounded cumulative return on a 2-year Treasury note will be calculated as (1+y/2)^4-1, where y is the par yield on a 2-year Treasury note at the last auction of 2023. (https://home.treasury.gov/policy-issues/financing-the-government/interest-rate-statistics).

EIP Administration:

The EIP is administered by the Human Resources and Compensation Committee of the Board of Directors (Committee), which shall have full power and binding authority to construe, interpret, and administer the EIP; to make determinations of attainment of goals, awards payable to each participant of Management Committee and any named executive officers determined in accordance with SEC regulations and to adjust plan awards for any relevant and unforeseen circumstances without the consent of any EIP participant. Such circumstances may include, without limitation, changes in business strategy, termination or commencement of business lines, impact of economic fluctuations, growth or consolidation of the membership base, net income above or below the level projected in the Bank’s Strategic Business Plan, or regulatory or other changes impacting the Bank or Bank System. The Committee shall not make adjustments for circumstances that include changes to goals, weights, or levels of achievement (other than adjustments that reduce payout amounts) without re-submission to FHFA.

The Committee reserves the right at any time to amend, suspend or terminate the EIP in whole or in part, for any reason, and without the consent of any EIP participant but will not amend the EIP without re-submission to FHFA.

The Bank’s President and Chief Executive Officer will determine an individual’s eligibility for participation in the EIP for employees who are not members of the Management Committee and make recommendations for EIP eligibility to the Human Resources and Compensation Committee of the board of directors for those in Management Committee roles.

EIP awards shall not be considered earned or payable, in whole or in part, to any participant for any reason until they are finally determined by the Bank’s President and Chief Executive Officer with the concurrence of the Committee for Management Committee members and other named executive officers as determined in accordance with SEC regulations, following the end of the plan years and following the non-objection of the FHFA (to the extent required by the FHFA). The Bank’s President and Chief Executive Officer shall determine awards payable to all other plan participants.

Participants must receive a performance rating of “Meets Expectations” or better for 2023 in order to be eligible to receive an EIP payout.

Any individual hired into an eligible position during 2023 who is granted an award shall have any such incentive award prorated based on actual base salary paid during the plan year providing he/she has served a minimum of three months in that role in 2023 and otherwise satisfies the EIP’s requirements.

If an individual becomes a participant of the EIP during the plan year, e.g. due to a job change or promotion, then any EIP award will be prorated based on days in the EIP, provided he/she serves a minimum of three months in the EIP and otherwise satisfies the plan's requirements.

Except as described below, any EIP participant who terminates employment for any reason, whether voluntarily or involuntarily, before the end of the plan year, will not be entitled to any award, except as otherwise determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee relative to those in a Management Committee role , or other named executive officer as determined in accordance with the SEC regulations at their sole discretion and subject to review of the FHFA, if required.

•EIP participants who terminate employment with the Bank by reason of death or disability prior to December 31, 2023, or who terminate employment prior to such date and are eligible to retire5 from employment with the Bank may receive a pro rata payment of the current incentive opportunity as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee if member of Management Committee or other named executive officer as determined in accordance with the SEC regulations and at their sole discretion and subject to the review of the FHFA, if required, based on the days of completed service as an EIP participant during 2023. To be eligible, the participant must complete at least six months of service in 2023 and otherwise satisfy the EIP’s requirements. For participants seeking to retire, a minimum of six months' advanced notice to the Bank will be required, and it must be determined that there has been an effective transition of responsibilities and completion of the DE&I objective leading to the retirement date in order for such individuals to be eligible for an award.

•EIP participants who terminate employment with the Bank by reason of death or disability prior to the 2023 deferred award payment date in March 2026, or who terminate employment prior to the deferred award payment date and are eligible to retire5 from employment with the Bank, may become eligible to receive a payment of the deferred award. Participants who die, become disabled, or retire5 (and meet the eligibility requirements described above) during 2023 may be eligible to receive a pro rata payment of the deferred award as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee if member of Management Committee or other named executive officer in accordance with the SEC regulations and at their sole discretion, and subject to review of the FHFA, if required.

Awards granted to eligible retired5 or disabled participants or beneficiaries of deceased participants will be paid at the same time as awards to all active participants. Beneficiary means the participant’s (i) surviving spouse; or (ii) duly appointed and qualified executor or personal representative or estate. The Chief Human Resources Officer may permit participants to designate other persons as beneficiaries, but no designation of a beneficiary shall be effective unless made in accordance with the procedure specified by the Administrator (CHRO) and actually received by the Administrator (CHRO) prior to the participant’s death.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of EIP awards.

Appendix A - Goal Definitions

Core Return on Equity:

The metric for this goal is defined below. The required performance level for Target is based on the 2023 Strategic Business Plan Base Case projection.

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5 Eligibility to retire is defined as employees who are i) eligible for normal retirement as defined in the Pentegra Defined Benefit Plan for Financial Institutions or ii) meet the Rule of 70 as defined in the Pentegra Defined Benefit Plan for Financial Institutions, including credited service in the FHLB System, but excluding any other credited service at another Pentegra participating employer.

To account for the expected sensitivity of Core Return on Equity to changes in interest rates, the required performance levels for Threshold, Target and Excess for 2023 will be adjusted upward or downward by 0.6 basis point for every basis point by which the average daily federal funds rate deviates from the 4.87% assumed in the Re-baselined 2023 forecast for the 2023 Business Plan.

Achievement of the goal is subject to compliance with the Bank’s Market Value of Equity to Par Stock ratio and Duration of Equity6 limits for at least 10 of the 12 months of the year. If this requirement is not met, the board of directors may use its discretion to reduce or eliminate payouts for this goal of the EIP.

Core Return on Equity =

Core Net Income divided by (Average daily balance of Capital Stock including Mandatorily Redeemable Capital Stock + Average daily balance of Retained Earnings)

Core Net Income =

Net Income – Prepayment Fees + Historical Prepayment Fee Amortization
+ Debt Retirement Costs – Historical Debt Retirement Cost Amortization
– Net Unrealized Fair Value Adjustments + Imputed Amortization of Net Premiums on Investment Securities Classified as Trading Securities – PLMBS Litigation Income
+ Interest Expense on Mandatorily Redeemable Capital Stock

Net Income = 2023 net income reported in accordance with accounting principles generally accepted in the United States of America (GAAP).

Prepayment Fees = Fee income resulting from the exercise of prepayment options on financial instruments, net of hedge unwind gain/loss.

Historical Prepayment Fee Amortization = the current-period, straight-line amortization of all historical prepayment fees (whether recognized at time of prepayment or as a yield adjustment on a modified loan) over the remaining original lives of the prepaid assets.

Debt Retirement Costs = Losses incurred under GAAP when outstanding debt is purchased for retirement, net of hedge unwind gain/loss.

Historical Debt Retirement Cost Amortization = the current-period, straight-line amortization of all historical debt retirement costs over the remaining original lives of the retired liabilities.

Net Unrealized Fair Value Adjustments = the net unrealized gains and losses as recognized under GAAP attributable to derivatives and hedging activities, whether economic hedges or ASC 815-qualifying hedge relationships, plus net unrealized gains and losses on trading securities.

Imputed Amortization of Net Premiums on Investment Securities Classified as Trading Securities = the level-yield amortization (or accretion) of purchase price premiums (or discounts) on investment securities classified as Trading Securities for which premium amortization (or discount accretion) is not recorded under GAAP but is instead imbedded within changes in fair value of the investment securities.

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6 Duration of Equity modeled using interest rate simulations not constrained to a lower bound of zero.

PLMBS Litigation Income = Net income resulting from settlements or judgments stemming from the Bank’s lawsuits against certain defendants alleging fraud and misrepresentation surrounding private-label mortgage-backed securities (PLMBS) sold to the Bank.

Interest Expense on Mandatorily Redeemable Capital Stock = Dividends declared payable to Class B Stock that has been classified as Mandatorily Redeemable Capital Stock and are thus recorded in interest expense under GAAP.

In the event that the Bank is required to adjust current period net income to correct prior period accounting errors, positive adjustments to net income resulting from the correction of prior period accounting errors are to be excluded from Core Return on Equity, while negative adjustments are to be retained in Core Return on Equity.

Rationale for the Adjustments noted above:

•The exclusion of prepayment fee income and associated debt retirement and hedge unwind gain/loss from the Core Return on Equity metric removes the potential for “windfall” compensation in the event of heavy prepayment fee income and removes a potential disincentive to prudently respond to prepayment events by excluding the otherwise punitive cost of debt retirement and swap unwind expense.
•The exclusion of net unrealized fair value adjustments is consistent with the way that management projects its financial performance and reflects the fact that these adjustments are merely timing adjustments to net income that have no net impact to the Bank’s net income if gains or losses are never realized.
•PLMBS Litigation Income is excluded as it represents recovery of Credit Losses on PLMBS, which were excluded in previous years.
•The imputed amortization (accretion) of premiums (discounts) on Trading Securities is added to recognize the level-yield expense (or income) associated with purchase price premiums (or discounts) that is otherwise imbedded within the net fair value adjustment for these securities.

The Bank may make additional adjustments, subject to approval by the board of directors and non-objection by the FHFA, for items such as unbudgeted voluntary pension plan contributions, which are expected to be made only if the Bank earns sufficient PLMBS litigation income to cover the unbudgeted portion of such contributions.

Insurance Member Advances Utilization:

This goal measures utilization of the Bank’s advances by insurance members. References to “member” in this goal refer to insurance members only. For each of the four categories of advances below, the Bank will determine the number of members utilizing that category in 2023 and assign points based on the definitions below.  The goal achievement is tabulated by the sum of the points across the four categories.

1.Daily Cash Manager (DCM) Advances: 1 point per member usage, limited to 1 point maximum per member. (Multiple uses of overnight advances by the same member will only count once.)
2.Advances with term greater than 1 day and less than 30 days: 2 points per member usage in 2023, limited to 2 points maximum per member. DCM Advances excluded. (Multiple uses of these advances by the same member will only count once.)

3.Advances with term greater than or equal to 30 days and less than 1 year: 3 points per member usage in 2023, limited to 3 points maximum per member. (Multiple uses of these advances by the same member will only count once.)
4.Advances with term greater than or equal to 1 year: 4 points for each advance in 2023. No per-member limit on the number of eligible instances.

The Bank’s performance on this goal shall be calculated as follows:
•Any advance of any type or term with an open date in 2023 is eligible, with the exception of DCM advances under $100,000 and any Ideal Way advances.
•Members may have eligible activity in each of the four categories, subject to the individual limits of each category.
•The calculation shall be based on activity during 2023 by members with an active membership at any point during 2023.
•For advances where the Bank holds the option to cancel, the final maturity of the advances shall be used to determine the term of the advance.
•For advances where the member holds the option to cancel (or floating rate advances where the member can prepay without a fee on reset dates) and the first call (reset) date is less than 1 year from the open date, the call (reset) date will determine the term of the advance and the advance will count only once.
•For advances where the member holds the option to cancel (or floating rate advances where the member can prepay without a fee on reset dates) and the first call (reset) date is one year or longer from the open date, there is no per-member limit.
•Advances with terms of 1 year or greater that are originated on the same day as part of a ladder strategy will count as one advance. A ladder strategy is defined as multiple advances of the same product type, taken by the same member on the same open date, and where all advances have terms one year or longer and fall into the same bucket defined above. A ladder strategy will count once per member per open date.

Depository Member Product Utilization:

This goal measures utilization of the Bank’s products by depository members. References to “member” in this goal refer to depository members only. For each product category below, the Bank will determine the number of members utilizing a Bank product in that category in 2023.  The goal will be based on the sum across the four categories of the number of members utilizing each product category.  A given member may be counted up to four times depending on the number of product categories in which they use the Bank’s products as defined below.

1.Advances—Any advance of any type or term excluding the following: Daily Cash Manager (DCM) advances less than $100,000; Ideal Way advances; Jobs for New England (JNE) advances (captured in #2 below); and Affordable Housing Program (AHP) advances. Advances must be opened in 2023 to be eligible.
2.Housing and Community Investment products—JNE advances, JNE grants, Housing Our Workforce (HOW) grants, Equity Builder Program (EBP) grants, and Special Purpose Credit Program grants/disbursements must be disbursed in 2023; an AHP application must be submitted in 2023.
3.Letters of Credit—Any Letter of Credit product issued with an effective date in 2023 or an amendment date in 2023 that increases the amount or extends the maturity date.
4.Mortgage Partnership Finance (MPF)—Any loans sold by a Participating Financial Institution into any of the MPF products in 2023.

The Bank’s performance on this goal shall be calculated as follows:

•Utilization of multiple products within a product category will count as a single instance of member utilization.
•The calculation shall be based on activity during 2023 by members with an active membership at any point during 2023.

Operational Investment:

The purpose of the Operational Investment goal is to encourage significant progress on major technology investments that improve the Bank’s effectiveness and efficiency in fulfilling its mission and serving its members, while maintaining fiscal responsibility. To achieve Threshold, the Bank must operate within its 2023 operating and capital expense budgets as approved by the board of directors. To achieve Target, in addition to meeting the Threshold requirement, the Bank must complete one of two defined major project milestones in 2023. To achieve Excess, in addition to meeting the Threshold requirement, the Bank must complete both of two defined major project milestones in 2023. The two defined major project milestones are:

1.Complete deployment of geographic redundancy for the Bank’s scalable computing infrastructure with expanded geographic redundancy.

2.Complete upgrade of online banking platform with added feature of 24 x 7 access for reporting features

Awards will not be made if the Bank’s overall 2023 operating and capital expenditures exceed the budget approved by the Bank’s board of directors.

Increasing Plan Participants Engagement with the Bank’s DE&I Program
Each plan participant must have an approved and documented experience or business result in either the internal or external dimension of our Bank’s DE&I Strategic Plan by 12/15/23. Approval will be determined by the Bank’s President & CEO and OMWI Director, who will review and approve an annual tracking sheet for this objective on a quarterly basis to ensure that planned and completed activities embody the intent of this objective and can be seen as driving positive results for the Bank’s DE&I Program. Externally, the plan participant must be visible as a DE&I advocate or champion that increases the visibility of the Bank as an employer of choice for diverse talent or attracts business partners/vendors and/or highlights how our products or activities support diversity, equity or inclusion within the communities that we serve. Members, members of the New England community and other key external stakeholders can also be positively impacted in this dimension. Internally, the plan participant must actively engage as a DE&I advocate, champion or sponsor of a Bank Business Resource Group (BRG) or a strategic initiative aligned with the capital markets, HCI, workforce, Board or supplier diversity objectives.

Housing Mission Goal

(a)Stakeholder outreach. To count towards State meetings, Housing and Community Investment (HCI) staff must host an event educating members and other stakeholders on the Bank’s various affordable housing and community development programs in a New England state. To count towards joint HCI and Member Services meetings, a collaborative team consisting of both HCI and Member Services staff must hold meetings outside of HCI’s State meetings to promote and provide education on the Bank’s affordable housing and community development meetings. HCI and Member Services joint meetings may take place at a single member institution or with multiple members. Meetings may be in person or virtual.

(b)Internal training. HCI staff must hold training sessions related to the Bank’s affordable housing and community development programs for Bank staff. Excess achievement requires that 80% of

Bank staff employed with the Bank at 8/30/23 have attended a minimum of one such training event. Training sessions may be in person or virtual.

(c)Program implementation. The launch date of the Special Purpose Credit Program for people of color will be the date on which members may begin submitting applications to the Bank. For Excess achievement, HCI and IT staff must deliver a written strategy recommendation concerning the future of the Bank’s platform for managing housing mission programs and make a presentation to Bank Technology Governance Committee by 12/31/23.

Bank-wide ERM Initiatives:

GOAL 1: 25% weight: Perform an Enterprise-Wide Risk Framework and Risk Appetite Statement gap analysis versus various FHFA guidance and other FHLBanks and then make recommendations to the Management Committee and Risk Committee by:

7/31/23 for Excess
9/30/23 for Target
12/31/23 for Threshold

GOAL 2: 25% weight: Redevelop the rationale used to set the Bank’s Minimum Retained Earnings Target and present this logic and recommendations to the Management Committee and Risk Committee by:

6/30/23 for Excess
7/31/23 for Target
9/30/23 for Threshold

GOAL 3: 25% weight: Perform an analysis of the various methods and approaches used by other FHLBanks when determining collateral haircuts and present a comparison to the FHLB Boston approach and make recommendations to the Credit Committee by:

8/31/23 for Excess
10/31/23 for Target
12/31/23 for Threshold

GOAL 4: 25% weight: Conduct a series of cross functional Risk Management educational sessions throughout the year. The primary target audience is ERM personnel with a goal of promoting cross training and pollination of potential opportunities for future coordination and efficiency between existing silos. The sessions will also be open to all Bank personnel in the spirit of promoting both the relevance of effective risk management and awareness of potential career opportunities. Target coverage areas may include: Market Risk, Compliance Risk, Operational Risk, Credit Risk Modeling, Collateral Management and Model Risk Management and sub-components as determined by the Chief Risk Officer.

Threshold would be 4 sessions in 2023;
Target would be Threshold plus 1 additional session;
Excess would be Target plus 1 additional session.

Clearance of 2022 Report of Exam Findings:

The 2022 Safety and Soundness Examination by the Federal Housing Finance Agency noted [^^^] Matters Requiring Attention (MRA) and [^^^] recommendations (a total of [^^^] findings) while the 2021 FHFA Safety and Soundness Examination noted [^^^] recommendations with remediation dates beyond the end date of the 2022 Safety and Soundness Examination (which will be carried into 2023). The target goal established for the clearance of these MRAs requires management to receive clearance of the MRAs, defined as non-reoccurrence of the MRA during the 2023 examination due to either addressing or by having in place an acceptable action plan to address the MRA, and clearance of [^^^] recommendations, (in total [^^^] findings - [^^^] recommendations from 2021, and [^^^] MRAs and [^^^] recommendations from 2022). The threshold goal is the successful clearance of [^^^] of the [^^^] findings. The excess level of achievement for this goal is to achieve the target level of achievement plus an upgrade in at least [^^^] CAMELSO component in the 2023 report of examination by the Federal Housing Finance Agency.